iShares Trust

Screen #2 attachment for funds beyond series 99

104            ISHARES S&P U.S. Preferred Stock Index Fund   N
108            ISHARES S&P World ex-U.S. Property Index Fund   N
119        ISHARES S&P Global Infrastructure Index Fund        N
122        ISHARES S&P Asia 50 Index Fund                      N

Please visit the iShares website for the most recent shareholder report if you need more information on any series higher than series 99. http://www.ishares.com/library/docs/annual_reports.htm